Exhibit 10.16
ELOQUA, INC.
SENIOR EXECUTIVE INCENTIVE BONUS PLAN
1.	Purpose
     This Senior Executive Incentive Bonus Plan (the “Incentive Plan”) is intended to provide an incentive for superior work and to motivate eligible executives of Eloqua, Inc. (the “Company”) and its subsidiaries toward even higher achievement and business results, to tie their goals and interests to those of the Company and its stockholders and to enable the Company to attract and retain highly qualified executives. The Incentive Plan is for the benefit of Covered Executives (as defined below).
2.	Covered Executives
     From time to time, the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) may select certain key executives (the “Covered Executives”) to be eligible to receive bonuses hereunder. Participation in this Plan does not change the “at will” nature of a Covered Executive’s employment with the Company.
3.	Administration
     The Compensation Committee shall have the sole discretion and authority to administer and interpret the Incentive Plan.
4.	Bonus Determinations
     (a) A Covered Executive may receive a bonus payment under the Incentive Plan based upon the attainment of one or more performance objectives which are established by the Compensation Committee and relate to financial and operational metrics with respect to the Company or any of its subsidiaries (the “Corporate Performance Goals”), including the following: earnings before interest, taxes, depreciation and amortization, net income (loss) (either before or after any of interest, taxes, depreciation and/or amortization), changes in the market price of the Stock, economic value-added, funds from operations or similar measure, sales or revenue, acquisitions or strategic transactions, operating income (loss), cash flow (including, but not limited to, operating cash flow and free cash flow), cash balance, return on capital, assets, equity, or investment, stockholder returns, return on sales, gross or net profit levels, productivity, expense, margins, operating efficiency, customer satisfaction, working capital, earnings (loss) per share of Stock, monthly reoccurring revenue, sales qualified opportunities, product development, marketing expense, product development, sales or market shares and number of customers, any of which may be (A) measured in absolute terms or compared to any incremental increase, (B) measured in terms of growth, (C) compared to another company or companies or to results of a peer group, (D) measured against the market as a whole and/or according to applicable market indices, (E) measured against the performance of the Company as a whole or a segment of the Company and/or (F) measured on a pre-tax or post-tax basis (if applicable). Further, any Corporate Performance Goals may be used to measure the performance of the Company as a whole or a business unit, division, group or other segment of the Company, or one or more product lines or specific markets and may be measured relative to a peer group or index. The Corporate Performance Goals may differ from Covered Executive to Covered Executive.
At the beginning of each applicable performance period, the Compensation Committee will determine whether any significant element(s) will be included in or excluded from the calculation of any Corporate Performance Goal with respect to any Covered Executive. In all other respects, Corporate Performance Goals will be calculated in accordance with the Company’s financial statements, generally accepted accounting principles, or under a methodology established by the Compensation Committee at the beginning of the performance period and which is consistently applied with respect to a Corporate Performance Goal in the relevant performance period. Each Corporate Performance Goal shall have a “target” (100 percent attainment of the Corporate Performance Goal) and may also have a “minimum” hurdle and a “maximum.”
     (b) Except as otherwise set forth in this Section 4(b): (i) any bonuses paid to Covered Executives under the Incentive Plan shall be based upon objectively determinable bonus formulas that tie such bonuses to one or more performance targets relating to the Corporate Performance Goals, (ii) bonus formulas for Covered Executives shall be adopted in each performance period by the Compensation Committee and communicated to each Covered Executive at the beginning of each performance period and (iii) no bonuses shall be paid to Covered Executives unless and until the Compensation Committee makes a determination with respect to the attainment of the performance objectives. Notwithstanding the foregoing, the Compensation Committee may adjust bonuses payable under the Incentive Plan based on achievement of one or more individual performance objectives or pay bonuses (including, without limitation, discretionary bonuses) to Covered Executives under the Incentive Plan based on individual performance goals and/or upon such other terms and conditions as the Compensation Committee may in its discretion determine.
     (c) The Compensation Committee shall establish a target bonus opportunity for each Covered Executive for each performance period. For each Covered Executive, the Compensation Committee shall have the authority to apportion the target award so that a portion of the target award shall be tied to attainment of corporate performance objectives and a portion of the target award shall be tied to attainment of individual performance objectives.
     (d) Subject to rights contained in any agreement between the Covered Executive and the Company, the payment of a bonus to a Covered Executive with respect to a performance period shall be conditioned upon the Covered Executive’s employment by the Company on the bonus payment date. If a Covered Executive was not employed for an entire performance period, the Compensation Committee may pro rate the bonus based on the number of days employed during such period.
5.	Timing of Payment
     (a) With respect to Corporate Performance Goals established and measured on a basis more frequently than annually (e.g., quarterly or semi-annually), the Corporate Performance Goals will be measured at the end of each performance period after the Company’s financial reports with respect to such quarter(s) have been published. If the Corporate Performance Goals and or individual goals for such period are met, payments will be made as soon as practicable following the end of such period, but not later than March 15 of the subsequent year. For the avoidance of doubt, bonuses earned at any time in year 1 must be paid by March 15 of year 2.
     (b) With respect to Corporate Performance Goals established and measured on an annual basis, Corporate Performance Goals will be measured at the end of each fiscal year after the Company’s financial reports have been published. If the Corporate Performance Goals and/ or individual goals for any fiscal year are met, bonus payments will be made as soon as practicable, but not later than 70 days after the end of such fiscal year.
6.	Amendment and Termination
     The Company reserves the right to amend or terminate the Incentive Plan at any time in its sole discretion.
APPROVED BY THE BOARD OF DIRECTORS: May 1, 2012

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